Exhibit (a)(1)

Offer to Purchase for Cash All Outstanding Shares of Common Stock

(Including the Associated Series A Junior Participating

Preferred Stock Purchase Rights)

of

PYR ENERGY CORPORATION

at

$1.21 NET PER SHARE

by

SAMSON ACQUISITION CORP.

a wholly owned subsidiary of

SAMSON INVESTMENT COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 24, 2007, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, TOGETHER WITH THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (COLLECTIVELY, THE “SHARES”), THAT, WHEN ADDED TO THE SHARES THEN OWNED BY SAMSON INVESTMENT COMPANY (“PARENT”) OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF PYR ENERGY CORPORATION (THE “COMPANY”) ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, RIGHTS AND WARRANTS AND UPON CONVERSION OF CONVERTIBLE NOTES), (II) SAMSON ACQUISITION CORP. (“PURCHASER”) BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BOARD OF DIRECTORS OF THE COMPANY HAS REDEEMED THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS (THE “RIGHTS”) ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED AS OF JANUARY 31, 2007, BETWEEN THE COMPANY AND U.S. STOCK TRANSFER CORPORATION, AS RIGHTS AGENT, OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED SECOND-STEP MERGER DESCRIBED HEREIN (THE “MERGER”), (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NOMINEES OF PARENT OR OTHER PERSONS SATISFACTORY TO PARENT AND PURCHASER CONSTITUTE A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY, (IV) THE BOARD OF DIRECTORS OF THE COMPANY HAVING IRREVOCABLY TAKEN ALL ACTION NECESSARY TO EXEMPT THE OFFER AND THE MERGER, AS SUCH MAY BE FROM TIME TO TIME AMENDED, FROM THE MARYLAND BUSINESS COMBINATION ACT AND THE MARYLAND CONTROL SHARE ACQUISITION ACT, (V) THE COMPANY AND A MAJORITY OF THE HOLDERS OF THE COMPANY’S 4.99% CONVERTIBLE PROMISSORY NOTES DUE MAY 24, 2009 HAVING AMENDED THE TERMS OF THE NOTES TO ACCELERATE THE MATURITY DATE OF THE NOTES FROM MAY 24, 2009 TO THE DAY IMMEDIATELY PRECEDING THE CONSUMMATION OF THE MERGER AND (VI) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION (INCLUDING, WITHOUT LIMITATION, THE CREATION OR ISSUANCE OF ANY ROYALTY, OVERRIDING ROYALTY, PRODUCTION PAYMENT, NET PROFITS INTEREST OR OTHER INTERESTS IN THE COMPANY’S WELLS OR THE ASSIGNMENT, TRANSFER OR SALE OF ANY OIL OR GAS PROPERTY OR MINERAL INTEREST) WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PARENT’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PARENT OF THE ACQUISITION OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER, AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY PARENT, PURCHASER AND THE COMPANY.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. The associated Rights are currently evidenced by the certificates representing the Shares and, by tendering the Shares, a stockholder will also tender the associated Rights. If the “Distribution Date” (as defined in Section 3 of the Rights Agreement) occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares (and, if applicable, associated Rights) are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

March 28, 2007

i

SUMMARY TERM SHEET

Samson Acquisition Corp., a wholly owned subsidiary of Samson Investment Company, is offering to purchase all outstanding shares of common stock, par value $0.001 per share, of PYR Energy Corporation (together with, if still outstanding, the associated Series A Junior Participating Preferred Stock purchase rights) for $1.21 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”). This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth on the back cover of this Offer to Purchase.

Unless the context requires otherwise, all references in this Summary Term Sheet to “we,” “us” or “our” are to Samson Acquisition Corp.

WHO IS OFFERING TO BUY MY SECURITIES?

•

We are Samson Acquisition Corp. (the “Purchaser”), a newly formed Maryland corporation and a wholly owned subsidiary of Samson Investment Company (“Parent” or “Samson”), a privately owned Nevada corporation based in Tulsa, Oklahoma. We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

•

We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.001 per share, including the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights”), of PYR Energy Corporation, a Maryland corporation (the “Company”). See the “Introduction” and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•

We are offering to pay $1.21 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your shares and you tender your shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee who tenders your shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges or commissions will apply. See “Introduction” and Sections 1 and 5.

•

The determination of $1.21 per share Offer price is based in part on Samson’s valuation of the Company’s interest in the Nome-Harder No. 1 well, which is operated by Samson in Jefferson County, Texas, and is in the process of being drilled at present. The value included for the Nome-Harder No. 1 was determined in advance of the actual drilling results becoming known and was based on a very high probability of success and using a present value discount applicable to an already producing well. The Company owns a 4.16667% working interest in this well, with its net revenue interest reduced by royalties and the current 50% Venus net profits interest. We anticipate that the well will be logged, and quite possibly completed, prior to the expiration of the Offer. To the extent that actual data for the Nome-Harder No. 1 well materially differs from our estimates, as reflected in the $1.21 per share Offer price, the Offer price will be revised accordingly, which revision will be publicly announced. See Section 10.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•

We are not obligated to purchase any shares of Company common stock unless (i) there have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of shares of Company common stock that, when added to the shares of Company common stock already owned by Parent or any of its subsidiaries, shall constitute two-thirds of the then outstanding shares of Company common stock on a fully diluted basis (including, without limitation, all shares of Company common stock issuable upon the exercise of any options, rights and warrants and upon conversion of convertible notes), (ii) we are satisfied, in our sole discretion, that the Company’s board of directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and Merger, (iii) we are satisfied, in our sole discretion, that nominees of Parent or other persons satisfactory to us constitute a majority of the members of the board of directors of the Company, (iv) the board of directors of the Company has irrevocably taken all action necessary to exempt the Offer and the Merger, as such may be from time to time amended, from the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, (v) the Company and a majority of the holders of the Company’s 4.99% Convertible Promissory Notes due May 24, 2009 (the “Convertible Notes”) shall have amended the terms of the Convertible Notes to accelerate the maturity date from May 24, 2009 to the day immediately preceding the consummation of the Merger, and (vi) the Company has not entered into or effectuated any agreement or transaction (including, without limitation, the creation or issuance of any royalty, overriding royalty, production payment, net profits interest or other interests in the Company’s wells or the assignment, transfer or sale of any oil or gas property or mineral interest) with any person or entity having the effect of impairing our ability to acquire the Company or otherwise diminishing the expected economic value to us of the acquisition of the Company. See Section 14.

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

•

Yes. Parent will provide us with sufficient funds from cash on hand to acquire all of the shares pursuant to the Offer and Merger, to repay the Convertible Notes, and to pay all related transaction expenses. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

We do not believe our financial condition is relevant to your decision whether to tender shares and accept the Offer because (i) the Offer is being made for all outstanding shares solely for cash; (ii) the Offer is not subject to any financing condition; and (iii) if we consummate the Offer, we will cash out all remaining shares in the Merger and convert these shares into cash at the price per share we have paid pursuant to the Offer.

WHAT ARE THE COMPANY SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS?

•

The Rights were created pursuant to the implementation of Company’s shareholder rights, or “poison pill,” plan as adopted by the Company on January 31, 2007 (two days after receiving our proposal to acquire the Company). The Rights currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. Presently, each such certificate represents not only shares of common stock but also the corresponding right to purchase, at a price of $5.00, one one-thousandth of a share of Series A Junior Preferred Stock per share of common stock represented by such certificate. The right to purchase such preferred stock is not exercisable until a “Distribution Date,” as defined in the rights agreement, occurs. Unless the Company’s board of directors elects to redeem the poison pill and, thus, terminate the share purchase rights or acts to postpone the distribution of such rights, our Offer will likely result in the occurrence of the Distribution Date for the Rights on the tenth business days following the announcement of the intention to commence this Offer with no further action from any party. It is a condition of the Offer that we are satisfied, in our sole discretion, that the Company’s board of directors has redeemed the Rights or that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Merger. See Section 7. We reserve the right to challenge the actions taken by the Company’s board of directors in adopting a rights plan in response to our offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have at least until Midnight, New York City time, on Tuesday, April 24, 2007, to decide whether to tender your shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

We may, without the consent of the Company, but subject to applicable law, extend the period of time during which the Offer remains open. We may extend the Offer if the conditions to the Offer have not been satisfied. In addition, we may also elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if we include one, will be an additional period of not less than three business days nor more than 20 business days after we have accepted for payment in the Offer. You will not have withdrawal rights during any subsequent offering period. See Sections 1 and 2.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If we decide to extend the Offer, or if we decide to provide for a subsequent offering period, we will inform Wells Fargo Bank, N.A., the Depositary for the Offer, of that fact, and will issue a press release announcing the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1.

HOW DO I TENDER MY SHARES?

•

To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Wells Fargo Bank, N.A., the Depositary for the Offer, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

•

If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3.

•

In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

UNTIL WHEN MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

You may withdraw previously tendered shares any time prior to the expiration of the Offer. Further, unless we have accepted the shares for payment pursuant to the Offer within 60 days of the commencement of the Offer, you may also withdraw tendered shares at any time after that 60-day period and through the date that we accept the tendered shares for payment. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

•

To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THE OFFER?

•

As of the date of this Offer to Purchase, the Company’s board of directors has not commented on the Offer. Within 10 business days after the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended, to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the Offer, that it expresses no opinion and remains neutral toward the Offer or that it has no opinion with respect to the Offer. The Company’s statement must also include the reasons for the position it takes. See “Introduction.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

•

If we accept for payment and pay for at least the number of shares that, when added to the shares already owned by Parent or any of its subsidiaries, constitute two-thirds of the outstanding shares on a fully diluted basis, we intend to merge with and into the Company. If we acquire at least 90% of the outstanding shares, we intend to complete a “short-form” merger under the Maryland General Corporation Law as promptly as practical following the acceptance of tenders. A short-form merger will not require a vote of stockholders. In either case, if the merger occurs, the Company will become a wholly owned subsidiary of Parent, and each issued and then outstanding share shall be canceled and converted automatically into the right to receive $1.21 per share, in cash (or any greater amount per share paid pursuant to the Offer), without interest (subject to applicable withholding taxes). See “Introduction.”

IF TWO-THIRDS OF SHARES ARE TENDERED, WILL PYR ENERGY CONTINUE AS A PUBLIC COMPANY?

•

If the Merger occurs, the Company will no longer be publicly owned. However, even if the Merger does not occur, if we purchase all tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the American Stock Exchange or any other securities market. If that occurs, there may not be a public trading market for the shares, or any public trading market may be highly illiquid. In addition, the Company may be eligible to cease making filings with the Securities and Exchange Commission or otherwise to cease complying with Securities and Exchange Commission rules relating to publicly held companies. See Section 13.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

•	If you decide not to tender your shares in the Offer and the Merger occurs, you will receive in the Merger the same amount of cash per share as if you had tendered your shares in the Offer.

•

If you decide not to tender your shares in the Offer and the Merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the American Stock Exchange or any other securities market. If that occurs, there may not be a public trading market for the shares, or any public trading market may be highly illiquid. In addition, the Company may be eligible to cease making filings with the Securities and Exchange Commission or otherwise to cease complying with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the Offer, we currently intend to take all steps within our control to cause the Merger to occur. Prior to the Merger, we and our affiliates (including Parent) reserve the right at any time, subject to applicable law, to purchase shares of common stock in the open market, through privately negotiated sales or otherwise at any time we may determine, whether higher or lower than that paid in the Offer. See Section 13.

•

Following the Offer, it is possible that the shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See Section 13.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

•

On January 26, 2007, the last trading day preceding the public announcement of our initial proposal to acquire the Company, the last reported closing price per share reported on the American Stock Exchange was $0.94. On March 19, 2007, the last full trading day before Parent announced its intention to commence the Offer, the last reported closing price per share reported on the American Stock Exchange was $1.03. You should obtain a recent quotation for your shares before deciding whether or not to tender. See Section 6.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Innisfree M&A Incorporated, the Information Agent, at (888) 750-5834 (toll-free from the U.S. and Canada). See the back cover of this Offer to Purchase.

To the Holders of Common Stock

of PYR Energy Corporation:

INTRODUCTION

Samson Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Samson Investment Company, a privately owned Nevada corporation (“Parent” or “Samson”), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of PYR Energy Corporation, a Maryland corporation (the “Company”) together with, if still outstanding, the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 31, 2007, between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the “Rights Agreement”), for $1.21 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (as may be amended or supplemented from time to time, this “Offer to Purchase”) and in the accompanying Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal,” and together with this Offer to Purchase, the “Offer”). See Section 8 for additional information concerning Parent and Purchaser.

Tendering stockholders who are record owners of their Shares and tender directly to Wells Fargo Bank, N.A., the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee who tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or nominee may charge a fee or commission for doing so. You should consult your broker, dealer, commercial bank, trust company or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Purchaser or Parent will pay all charges and expenses of the Depositary and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer. See Section 16.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. Parent currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or other similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent or the Company and, unless a short-form merger is available, in which case dissenters’ rights will not be applicable, Shares held by stockholders of the Company who shall have properly demanded in writing fair value for such Shares in accordance with Section 3-203 of the Maryland General Corporation Law (the “MGCL”)) shall be canceled and converted automatically into the right to receive $1.21 per Share, in cash (or any greater amount per Share paid pursuant to the Offer), without interest (subject to applicable withholding taxes).

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES, SHALL CONSTITUTE TWO-THIRDS OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, RIGHTS AND WARRANTS AND UPON CONVERSION OF CONVERTIBLE

NOTES) (THE “MINIMUM CONDITION”), (II) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE BOARD OF DIRECTORS OF THE COMPANY HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE “RIGHTS CONDITION”), (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NOMINEES OF PARENT OR OTHER PERSONS SATISFACTORY TO PARENT AND PURCHASER CONSTITUTE A MAJORITY OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD CONDITION”), (IV) THE BOARD OF DIRECTORS OF THE COMPANY HAVING IRREVOCABLY TAKEN ALL ACTION NECESSARY TO EXEMPT THE OFFER AND THE MERGER, AS SUCH MAY BE FROM TIME TO TIME AMENDED, FROM THE MARYLAND BUSINESS COMBINATION ACT AND THE MARYLAND CONTROL SHARE ACQUISITION ACT (THE “BUSINESS COMBINATION ACT/CONTROL SHARE ACQUISITION ACT CONDITION”), (V) THE COMPANY AND A MAJORITY OF THE HOLDERS OF THE COMPANY’S 4.99% CONVERTIBLE PROMISSORY NOTES DUE MAY 24, 2009 HAVING AMENDED THE TERMS OF THE NOTES TO ACCELERATE THE MATURITY DATE OF THE NOTES FROM MAY 24, 2009 TO THE DAY IMMEDIATELY PRECEDING THE CONSUMMATION OF THE MERGER (THE “CONVERTIBLE NOTES CONDITION”) AND (VI) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENT OR TRANSACTION (INCLUDING, WITHOUT LIMITATION, THE CREATION OR ISSUANCE OF ANY ROYALTY, OVERRIDING ROYALTY, PRODUCTION PAYMENT, NET PROFITS INTEREST OR OTHER INTERESTS IN THE COMPANY’S WELLS OR THE ASSIGNMENT, TRANSFER OR SALE OF ANY OIL OR GAS PROPERTY OR MINERAL INTEREST) WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PARENT’S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PARENT OF THE ACQUISITION OF THE COMPANY (THE “IMPAIRMENT CONDITION”). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

As of the date of this Offer to Purchase, the Company’s board of directors has not commented on the Offer. Within 10 business days after the date of the filing of this Offer to Purchase and the commencement of the Offer, the Company is required by Rule 14d-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to publish, send or give to the Company’s stockholders and to file with the Securities and Exchange Commission (the “Commission”) a statement that the Company (i) recommends acceptance or rejection of the Offer, (ii) expresses no opinion and remains neutral toward the Offer or (iii) has no opinion with respect to the Offer. The Company’s statement must also include the reasons for the position it takes (including, if applicable, describing why it is has no opinion with respect to the Offer).

Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the Merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer, and the Shares would, upon consummation of the Merger, be converted into the right to receive the consideration negotiated by Parent, Purchaser and the Company.

On January 29, 2007, Parent delivered a letter to the Company’s board of directors proposing to acquire all of the Company’s common stock for an all cash purchase price of $1.23 per share. Contemporaneously with the delivery of its letter, Parent filed an amendment to its Schedule 13D stating its intention to acquire control of the Company and containing the full text of Parent’s letter to the Company’s Chief Executive Officer and board of directors. On January 31, 2007, the Company’s board of directors issued a press release announcing that the Company had adopted a shareholder rights plan (and we reserve all rights to challenge the validity of the adoption of this shareholder rights plan). After unsuccessful efforts to negotiate a mutually agreeable transaction, on March 20, 2007, Parent delivered a letter to the Company’s Chief Executive Officer and board of directors announcing its intention to commence an all cash tender offer at a price of $1.21 per share. The reduction of Parent’s Offer price from $1.23 to $1.21 per share is attributable to various factors related to Parent’s assessment of the value of the Company’s common stock. See Section 10. In connection with the delivery of such letter, Parent issued a press release and filed a Schedule TO publicly announcing its intention to commence the Offer. See Section 10 for the complete text of Parent’s January 29 letter and March 20 letter to the Company’s Chief Executive Officer and board of directors. Parent commenced the Offer on March 28, 2007. See Section 10.

According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2006, filed on January 16, 2007 with the Commission, as of January 11, 2007, there were 37,993,259 Shares outstanding, 2,110,764 Shares subject to option grants made under the Company’s share-based compensation plans, 727,500 Shares under warrants issued to third parties for services performed and approximately $7,493,000 in convertible notes that are convertible at a rate of $1.30 per Share (or approximately 5,763,846 Shares). Further, according to Form 4 filings made on January 23, 2007, the Company granted additional options as of January 18, 2007, to certain management members exercisable for an aggregate of 59,000 Shares. Parent currently owns 3,689,200 Shares which were acquired in open market transactions. Based on the foregoing and assuming that no additional Shares are issued or acquired by the Company other than the issuance of Shares in respect of the exercise and conversion of the options, rights, warrants and convertible notes referred to above (irrespective of any remaining vesting periods), there would be 46,654,369 Shares outstanding immediately following consummation of the Offer and, as a result, the Minimum Condition would be satisfied if Purchaser acquired 27,413,713 Shares pursuant to the Offer.

Purchaser may, in its discretion, but subject to applicable law, extend the period of time during which the Offer remains open. Purchaser may extend the Offer whether or not any condition referred to in Section 14 has been satisfied or whether or not any of the events specified in Section 14 have occurred. In addition, Purchaser may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if included, will be an additional period of not less than three business days nor more than 20 business days after the expiration date for the Offer. Stockholders will not have withdrawal rights during any subsequent offering period.

No appraisal rights are available in connection with the Offer. Appraisal rights will not be available to the stockholders in connection with a short-form merger. Appraisal rights will not otherwise be available to stockholders in connection with the Merger if the shares are listed for trading on the American Stock Exchange on the record date for determining stockholders entitled to vote on the Merger. See Section 11.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Expiration Date.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. “Expiration Date” means Midnight, New York City time, on Tuesday, April 24, 2007, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

The Offer is subject to the conditions set forth under Section 14, including, without limitation, the satisfaction of the Minimum Condition, the Rights Condition, the Board Condition, the Business Combination Act/Control Share Acquisition Act Condition, the Convertible Notes Condition and the Impairment Condition. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion, other than the Minimum Condition, which Purchaser will not waive. Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right to increase or decrease the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws, provided that any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the conditions to the Offer specified in Section 14, and (iii) to amend the Offer or to waive any conditions to the Offer other than the Minimum Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. However, the Rights Agreement provides that ten business days after the first public announcement of an intention to commence a tender offer for 15% or more of the Shares, or such later date as may be fixed by the Company’s board of directors, the Rights shall detach and separate certificates evidencing the Rights will be issued by the Rights Agent as soon as practicable thereafter. As of the date of this Offer to Purchase, the Company has not made any further disclosure with respect to such date. If such date occurs prior to the expiration of the Offer, tendering stockholders will be required to deliver Rights Certificates with the certificates representing their Common Stock. See Section 7.

If Purchaser increases or decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of ten business days from, and including, the date of such notice. If Purchaser makes a material change in the terms of the Offer (other than a change in the price to be paid in the Offer or the percentage of securities sought) or in the information concerning the Offer, or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow stockholders to consider the amended terms of the Offer. In a published release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the offer or the percentage of shares sought in the offer, a minimum of ten business days may be required to allow adequate dissemination and investor response.

Subject to the previous paragraph, if, prior to the Expiration Date, Purchaser increases or decreases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased or decreased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase or decrease in consideration.

Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its Offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the “Subsequent Offering Period”), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser’s obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release or other public announcement on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Purchaser is making a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 and, if the Distribution Date occurs prior to the expiration of the Offer, certificates for Rights (or a Book-Entry Confirmation of a book-entry transfer of such Rights, if available), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term

“Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates (including, if the Distribution Date occurs prior to the expiration of the Offer, certificates for the Rights) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the Letter of Transmittal.

Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer, other than the Minimum Condition, to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to Purchaser that (i) such stockholder owns the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of the tendered Shares), (ii) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (iii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Merger, each such stockholder must provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4. Withdrawal Rights.

Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and acceptance for payment by Purchaser pursuant to the Offer. Further, unless we have accepted the Shares for payment pursuant to the Offer within 60 days of the commencement of the Offer, you may also withdraw tendered Shares at any time after that 60-day period and through the date that we accept the tendered Shares for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 1.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (a “Holder”). This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a Holder. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” constructive sale or other integrated investment or risk-reduction transaction, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, dealers, brokers or traders in securities, persons subject to alternative minimum tax and persons whose functional currency is not the U.S. dollar) that may be subject to special rules. This discussion does not address the U.S. federal income tax consequences to a Holder that, for U.S. federal income tax purposes, is a non-resident alien individual, a non-U.S. corporation, a non-U.S. partnership or a non-U.S. estate or trust and does not consider the effect of any state, local, non-U.S. or other tax laws.

EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder’s adjusted tax basis in Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered in the Merger, as the case may be. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. For certain non-corporate Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.

Payments in connection with the Offer or Merger may be subject to “backup withholding” at a rate of 28% unless a Holder (i) provides a correct TIN (which, for an individual Holder, is the Holder’s social security number), certifies as to no loss of exemption from backup withholding, certifies that the stockholder is a U.S. person (including a U.S. resident alien) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN or that does not otherwise establish a basis for exemption from backup withholding may be subject to penalties imposed by the IRS. Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and can be creditable against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS by filing a U.S. federal income tax return. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on the American Stock Exchange under the symbol “PYR.” The following table sets forth for the quarters indicated based on the Company’s fiscal year that ends on August 31, the high and low sales prices per Share on the American Stock Exchange. According to the Company’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2006 (the “Company 2006 10-KSB”), the Company has not declared any cash dividends on its common stock and the Company’s board of directors does not presently intend to pay cash dividends in the future on its common stock.

Shares Market Data

	High	Low
Fiscal Year Ended August 31, 2005
First Quarter	$1.31	$0.90
Second Quarter	1.79	0.95
Third Quarter	1.99	1.20
Fourth Quarter	1.64	1.30

Fiscal Year Ended August 31, 2006
First Quarter	$2.07	$1.00
Second Quarter	1.78	1.23
Third Quarter	1.57	1.18
Fourth Quarter	1.30	1.01

Fiscal Year Ended August 31, 2007
First Quarter	$1.09	$0.82
Second Quarter	$1.19	$0.87
Third Quarter through March 27, 2007	$1.13	$1.03

On January 26, 2007, the last trading day preceding the public announcement of our proposal to acquire the Company, the last reported closing price per share reported on the American Stock Exchange was $0.94. On March 19, 2007, the last full trading day before Parent announced its intention to commence the Offer, the last reported closing price per share reported on the American Stock Exchange was $1.03. On March 27, 2007, the last full trading day before commencement of the Offer, the last reported closing price per share reported on the American Stock Exchange was $1.10. According to the Company 2006 10-KSB, as of August 31, 2006, the number of holders of record of the Shares was 489.

Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Purchaser and Parent have relied upon the accuracy of such information included in publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information. Non-public information concerning the Company was not available to Parent for the purpose of preparing this Offer to Purchase. The Company has not cooperated with Parent in, and has not been involved in, the preparation of this Offer to Purchase and has not verified the information contained in this Offer to Purchase relating to the Company. Publicly available information concerning the Company may contain errors. While Parent has no knowledge that would indicate that any statements contained herein, including statements incorporated by reference, regarding the Company or its operations, financial condition or condition in general, based upon such publicly filed reports and documents are inaccurate, incomplete or untrue, Parent was not involved in the preparation of such information and statements.

General. According to the Company 2006 10-KSB, the Company is a Maryland corporation with its principal executive offices located at 1675 Broadway, Suite 2450, Denver, CO 80202. The telephone number of the Company is (303) 825-3748. According to the Company 2006 10-KSB, the Company is an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves. The Company’s properties are primarily located in the Rocky Mountain, Texas and Gulf Coast regions. At August 31, 2006, the Company’s estimated total proved reserves were 9,508 million cubic feet of natural gas equivalent and net production for fiscal 2006 was 1,266 million cubic feet of natural gas equivalents. The Company’s future financial results depend primarily on (1) its ability to discover commercial quantities of hydrocarbons; (2) the market price for oil and gas; (3) its ability to continue to source and screen potential projects; and (4) its ability to fully implement its exploration and development program with respect to these and other matters.

Preferred Stock Purchase Rights. The following description of the Rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as an Exhibit to Form 8-A filed with the Commission on February 2, 2007.

On January 30, 2007, the board of directors of the Company authorized and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock of the Company. The board of directors set the payment date for the distribution of the Right as February 9, 2007, which were to be distributed to the stockholders of record on such date. Each Right entitles the registered holder to purchase from the Company, pursuant to the terms and conditions of the Rights Agreement, one one-thousandth of a share of the Company’s newly created Series A Junior Participating Preferred Stock (the “Preferred Stock”) at a price of $5.00 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment.

Until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) acquired beneficial ownership of 15% or more of the outstanding shares of the Common Stock or more than such person or group held on February 9, 2007 if such person or group held 15% or more of the outstanding Common Stock on such date (the “Shares Acquisition Date”) or (ii) the later of (A) the close of business on the tenth business day (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date that a tender or exchange offer or intention to commence a tender or exchange offer by any person if first published, announced, sent or given within the meaning of Rule 14d-4(a) under Exchange Act, the consummation of which would result in any person acquiring beneficial ownership of 15% or more of the outstanding shares of the Common Stock or more than such person or group held on February 9, 2007 if such person or group held 15% or more of the outstanding Common Stock on such date, or (B) if such a tender or exchange offer has been published, announced, sent or given before the date of the Rights Agreement, then the close of business on the tenth business day after the date the Rights Agreement was entered into (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) (the earlier of such dates referred to in (i) and (ii), which date may include any such date that is after the date of the Rights Agreement but prior to the issuance of the Rights, being called the “Distribution Date”), the Rights will be evidenced by the certificates for shares of Common Stock registered in the names of the holders thereof, and not by separate right certificates.

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with, and only with, the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after February 9, 2007, upon transfer or new issuance of the Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates, even without a copy of the summary of rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, other than an Acquiring Person or any affiliate or associate of an Acquiring Person, and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on January 31, 2010 (the “Final Expiration Date”) unless the Final Expiration Date is extended or unless earlier redeemed or exchanged by the Company, in each case, as described below.

Each share of Preferred Stock purchasable upon exercise of the Rights will have a preferential quarterly dividend rate equal to the greater of $1.00 per share or 1,000 times the dividend declared on one share of the Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferential liquidation payment of $1,000 per share, but will be entitled to receive an aggregate liquidation payment equal to 1,000 times the payment made on one share of Common Stock.

Each share of Preferred Stock will have 1,000 votes voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of Common Stock. The Rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

The Purchase Price payable, and the number of shares of the Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, including: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock; (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for shares of the Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock; or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations as of the Common Stock occurring, in any such case, prior to the Distribution Date.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions that are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power are sold after the Distribution Date, proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of the Common Stock having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the board of directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become void) in whole or in part, at an exchange ratio of one share of Common Stock (or, if there is an insufficient number of issued but not outstanding or authorized but unissued shares of Common Stock to permit such exchange, then one one-thousandth of a Preferred Share) per Right, subject to adjustment.

At any time prior to the earlier of (i) such time as any person or group becomes an Acquiring Person and (ii) the Final Expiration Date, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”); provided, however, that the board of directors of the Company shall be entitled so to redeem the Rights only if it consists of a majority of Continuing Directors (as defined below) or, if the board of directors of the Company is not so constituted, only after the date that is 180 days after the date on which the board of directors of the Company ceased to consist of a majority of Continuing Directors. The term “Continuing Director” shall mean a director who either was a member of the board of directors of the Company on January 30, 2007 or who subsequently became a director of the Company and whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of the Continuing Directors then on the board of directors of the Company.

Immediately upon the action of the board of directors of the Company electing to redeem or exchange the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price, or the shares of Common Stock or Preferred Stock exchangeable for the Rights, as applicable.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Company’s stockholders may recognize taxable income when the Rights become exercisable for common stock or the stock of an acquiring company.

Based on publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are not exercisable, the Rights Certificates have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that, as a result of the announcement of the intention to commence the Offer, the Distribution Date may occur as early as ten business days from the first public announcement of Purchaser’s intention to make the Offer, unless the Company’s board of directors determines to postpone the Distribution Date. The Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the Merger.

The existence of the Rights has the practical effect of precluding Parent and Purchaser from consummating the Offer, regardless of the extent to which the Company’s stockholders wish to sell their Shares pursuant to the Offer.

We reserve our rights to challenge the validity of the adoption of the Rights Agreement by the board of directors of the Company.

Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission’s customary fees, by writing to its principal office at Station Place, 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8. Certain Information Concerning Purchaser and Parent.

Purchaser is a newly incorporated Maryland corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Two West Second Street, Tulsa, Oklahoma 74103, and Purchaser’s telephone number is (918) 591-1791. Purchaser is a wholly owned subsidiary of Parent.

Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

Parent is a Nevada corporation with its principal executive offices located at Two West Second Street, Tulsa, Oklahoma 74103. The telephone number of Parent is (918) 591-1791. Stacy Schusterman, as trustee of various family trusts (“Parent Control Person”), holds voting and investment power over 100% of the issued and outstanding capital stock of Parent. Parent is a privately-held independent exploration and production company. Parent began business in 1971 and has grown into a large, financially sound, independent exploration and production company with more than 1,200 employees. Based on worldwide oil and gas production, Parent is in the top 20 of the independent exploration and production companies based in the United States. Parent’s worldwide operations originate from our headquarters in Tulsa, Oklahoma, and include key oil and gas regions in North America.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors, executive officers and control persons of Purchaser and Parent and certain other information are set forth in Schedule I hereto. None of Purchaser, Parent, Parent Control Person or any of the persons listed on Schedule I to this Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Parent and its subsidiaries currently own 3,689,200 Shares. The Shares owned by Parent represent, in the aggregate, less than ten percent of the 37,993,259 Shares outstanding as of January 11, 2007. Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, Parent Control Person or any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of Purchaser, Parent, Parent Control Person or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent, Parent Control Person or any of the persons or entities referred to above, or any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of Purchaser, Parent, Parent Control Person or any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, Parent, Parent Control Person or any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, Parent Control Person or any of their respective subsidiaries or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.

9. Financing of the Offer and the Merger.

The Offer is not conditioned on any financing arrangements.

The total amount of funds required by Purchaser to consummate the Offer and the Merger, to repay the Convertible Notes and to pay related fees and expenses is estimated to be approximately $55 million. These funds will be provided to Purchaser through a capital contribution or intercompany loan that will be made by Parent to Purchaser at the time Purchaser accepts for payment shares tendered pursuant to this Offer. Parent intends to use cash on hand to make this capital contribution or intercompany loan.

10. Background of the Offer; Contacts with the Company.

The Company is a co-owner in certain producing gas wells, drilling wells, oil and gas minerals, leasehold and related properties operated by Samson, through its subsidiary, Samson Lone Star Limited Partnership (“Lone Star”), including a producing gas well located in Jefferson County, Texas named the Sun Fee GU#1-ST well. This relationship has led to various ongoing lawsuits pertaining to disputes with respect to the respective interests of the Company and Lone Star in certain of these properties.

As a result of Samson’s ongoing activities in Jefferson County, Samson believes it has knowledge of the Company’s acreage ownership in the county and, therefore, is in an excellent position to evaluate the Company’s properties in Jefferson County.

Furthermore, based on Samson’s relationship with the Company, Samson has concluded that the Company has neither the critical mass nor professional staff required to effectively and efficiently exploit its oil and gas property interests in Jefferson County and elsewhere. The Company’s overhead structure is excessive in relationship to its current operating performance, and in the opinion of Samson, the same would be true even if current management was capable of optimizing the development of its properties. Based on the foregoing assessment, Samson offered to acquire the Company at a significant premium to the trading price of the Company’s common stock on the last trading day preceding the public announcement of Samson’s proposal to acquire the Company. Following the acquisition, Samson will assume development and operations of the Company’s oil and gas properties, which Samson believes will result in a more efficient, and consequently more profitable, exploitation of such properties, thereby justifying the premium being offered by Samson.

On January 29, 2007, in a letter to Mr. Kenneth R. Berry, the Chief Executive Officer of the Company, and the board of directors of the Company, from Mr. C. Philip Tholen, Executive Vice President of Samson, Samson proposed to acquire one hundred percent (100%) of the common stock of the Company at $1.23 per share. The full text of the January 29, 2007 letter is set forth below.

January 29, 2007

Mr. Kenneth R. Berry, Jr.

Chief Executive Officer

1675 Broadway, Suite 2450

Denver, CO 80202

Board of Directors

Pyr Energy Corporation

1675 Broadway, Suite 2450

Denver, CO 80202

Gentlemen:

Samson Investment Company (“Samson”) proposes to acquire 100% of the outstanding common stock of Pyr Energy Corporation (“PYR”) at a cash price of $1.23 per share. This price represents an approximate 30% premium over Friday’s $0.94 per share closing price. The full purchase price will be funded from our cash already on hand; no financing is required. We request a response to this proposal by no later than 4:00 p.m. Central Time on February 1, 2007.

Samson has made repeated attempts to contact PYR’s Chairman of the Board to discuss Samson’s interest in acquiring PYR. However, since our calls have not been returned, we are submitting this offer letter for your consideration. Samson’s offer values the upside of being able to fully, effectively and efficiently develop PYR’s assets, which upside, even if realized under PYR’s existing management, will be completely eroded by the current level of overhead being incurred by PYR. We believe that PYR’s shareholders will find our $1.23 offer to be attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to PYR’s current share price. We are confident that we can quickly finalize an acquisition agreement and are prepared to proceed without delay.

As you are aware, PYR and Samson’s subsidiary, Samson Lone Star Limited Partnership (also generally referred to herein as “Samson”), have common ownership in certain oil and gas minerals, leasehold and related properties. By reason of this common ownership, and seeing first hand how PYR has failed to pursue or discuss reasonable business options, it is obvious to Samson that PYR’s management does not have a business plan in place to optimize the value of PYR’s assets. Nor does PYR have employees capable to effectuate any such plan. This inability or refusal to maximize stockholder value is further called into question by PYR’s recent actions of awarding its officers additional stock options immediately after Samson’s ownership in PYR was publicly announced.

We look forward to meeting with you to discuss this proposal at your earliest convenience. I can be contacted at (918) 625-3113 to discuss this proposal and to schedule a meeting, or you can email me at ptholen@samson.com. We trust that you will respond promptly and positively to our proposal.

Very truly yours,

SAMSON INVESTMENT COMPANY

/s/ C. PHILIP THOLEN
C. Philip Tholen Executive Vice President

On January 29, 2007, Samson also amended its Schedule 13D stating its intention to acquire control of the Company and attaching the January 29, 2007 letter set forth above.

On January 31, 2007, the Company issued a press release announcing the Company’s adoption of its Rights Plan.

During late January 2007, and prior to sending the January 29th letter, Samson attempted to call David Kilpatrick, the Company’s Chairman on several occasions.

On January 31, 2007, Mr. Kilpatrick returned Mr. Tholen’s telephone call regarding Samson’s January 29 letter. Mr. Tholen re-emphasized Samson’s interest in acquiring the Company. Mr. Kilpatrick expressed his willingness to consider any transaction that would maximize stockholder value and further indicated that the Company had received overtures from other interested parties in addition to Samson. Mr. Kilpatrick further stated that the Company’s board of directors was having difficulty valuing the Company’s properties and requested that Samson provide information to the Company related to the Nome area located in Jefferson County, Texas, which is operated by Samson, in order to assist the Company in its valuation process.

On February 1, 2007, Mr. Tholen spoke by telephone with Mr. Kilpatrick. Mr. Tholen stated that Samson was happy to provide certain non-proprietary information to the Company related to the Nome area to assist in its determination of its value, subject to appropriate confidentiality agreements. In light of this willingness to provide the Company with certain information, Mr. Tholen requested that the Company publicly acknowledge its interest in entering into discussions with Samson regarding Samson’s acquisition of the Company and proposed that the Company provide Samson with information related to the Company’s other properties outside of the Nome area to allow for a more detailed valuation by Samson.

On February 2, 2007, Samson submitted to the Company and its counsel a proposed form of press release intended to announce the initiation of discussions between Samson and the Company and a form of confidentiality agreement to be entered into to facilitate the exchange between Samson and the Company of information related to the Company’s properties.

On February 6, 2007, Mr. Kilpatrick advised Mr. Tholen that there had been some material developments regarding the Company that would be announced shortly by press release, and that he would speak to Mr. Tholen further after the announcement. Mr. Kilpatrick also indicated that the Company would be unable to enter into the confidentiality agreement proposed by Samson and that Company did not need additional data concerning the Nome area from Samson.

On February 7, 2007, the Company issued a press release announcing the sale of the Company’s Ryckman Creek property located in Uinta County, Wyoming and various other operational updates. The press release further advised that the Company was reviewing the acquisition proposal submitted by Samson, together with its overall review of the Company’s properties, operations and opportunities, in order to pursue the best interests of the Company’s stockholders, and that as part of that process, the Company’s directors intended to participate in a meeting with Samson to discuss Samson’s proposal.

On February 14, 2007, Mr. Kilpatrick advised Mr. Tholen by telephone that the Company had engaged C.K. Cooper & Company, Inc. as its financial advisor to assist the Company’s board of directors in the evaluation of Samson’s acquisition proposal, as well as offers submitted by other parties. Also on February 14, 2007, the Company issued a press release announcing the retention of C.K. Cooper as the Company’s financial advisor to assist in the evaluation of unsolicited offers and “other strategic alternatives designed to enhance stockholder value, which may involve PYR remaining an independent public company.”

On February 15, 2007, the Company announced that it had secured a commitment for a new bank credit facility providing for advances of up to $30 million, with an initial borrowing base of $1 million, which the Company indicated was “another step towards PYR’s financial flexibility and growing strength.”

On February 21, 2007, Samson and the Company met at the offices of C.K. Cooper in Irvine, California. Participating in the meeting on behalf of Samson were Mr. Tholen, Mr. Dudley Viles, Executive Vice President of Samson Resources Company, a subsidiary of Samson, and Mr. Richard Koenig, Senior Landman of Samson, and on behalf of the Company were Mr. Kilpatrick and Mr. Bryce Rhodes, a Company director, and Mr. Alex Montano, Managing Director, Corporate Finance Group of C.K. Cooper. At this meeting, the Company indicated that it was considering a reverse merger transaction with another party that, in conjunction with the sale of its Jefferson County properties to Samson for cash, would result in a change of control of the Company. In light of that proposal, Mr. Kilpatrick indicated that the Company’s principal interest would be in discussing the sale of the Company’s Jefferson County, Texas properties to Samson, and accordingly requested that Samson consider submission of an offer for only those properties.

While still interested in acquiring the entire company, on February 26, 2007, Samson submitted a proposal to the Company to acquire only the Company’s Jefferson County, Texas properties for aggregate consideration consisting of $21 million in cash, plus the 3,689,200 shares of Company common stock owned by Samson. Samson further clarified its proposal via emails to C.K. Cooper on March 2 and 5, 2007.

On March 16, 2007, Mr. Viles received a telephone call from Mr. Montano, of C.K. Cooper, to advise Samson that the Company’s preliminary conclusion was that Samson’s proposal was inadequate, but that the Company had not yet completed its valuation of the Jefferson County properties and that depending on the outcome of the valuation, the Company might ultimately decide that Samson’s original proposal was acceptable. Mr. Montano indicated that the Company would need another two weeks to complete its review. Mr. Montano further advised Mr. Viles that, contrary to what Samson’s representatives were told at the Irvine, California meeting, Samson would not be allowed to meet with the Company’s technical staff concerning information on properties outside of Jefferson County, Texas. No counter offer to Samson’s Jefferson County offer was made.

On March 20, 2007, dissatisfied with repeated delays on the part of the Company and the failure of the Company to make any discernable progress in valuing their own properties, Samson delivered the following letter to the Company’s Chief Executive Officer and board of directors notifying the Company of Samson’s intention to commence an all cash tender offer for all of the Company’s common stock at a purchase price of $1.21 per share:

March 20, 2007

Mr. Kenneth R. Berry, Jr.

Chief Executive Officer

1675 Broadway, Suite 2450

Denver, CO 80202

Board of Directors

Pyr Energy Corporation

1675 Broadway, Suite 2450

Denver, CO 80202

Gentlemen:

In light of our inability to achieve any meaningful progress in our discussions regarding Samson Investment Company’s (“Samson”) acquisition proposal, Samson is announcing today that it intends to commence a tender offer to purchase 100% of the outstanding common stock of PYR for $1.21 per share in cash. The transaction is valued at approximately $46 million, plus the assumption of PYR’s debt.

This $1.21 per share offer represents significant value for PYR stockholders, reflecting a premium of approximately 29% over PYR’s closing stock price on January 26, 2007, the last trading day prior to the public announcement of Samson’s initial acquisition proposal, and a premium of approximately 17% over PYR’s most recent closing price. We believe that PYR’s stockholders will find our $1.21 per share cash offer attractive and will seize the opportunity to maximize the value of their investment at a substantial premium to PYR’s market price.

As you are aware, Samson submitted its first acquisition proposal to PYR by letter dated January 29, 2007 at a price per share of $1.23. Again, at our meeting in C.K. Cooper’s offices on February 21, 2007, I reaffirmed the $1.23 per share price based on quick timing and an agreed-to deal. Since we have neither quick timing nor an agreement, Samson’s offer must be reduced for the following specific reasons:

a. The ongoing excessive level of PYR’s overhead.

b. The unnecessary incremental fees and expenses being incurred by PYR as a result of its failure to conduct an efficient sale process.

c. Additional dilutive stock options issued by PYR.

d. The sale of PYR’s Ryckman Creek properties at a price substantially below the value used by Samson in its offer to acquire PYR’s stock.

Samson’s $1.21 per share offer includes a value for PYR’s interest in the currently-drilling Nome-Harder No. 1 well, operated by Samson in Jefferson County, Texas. The value included for the Nome-Harder No. 1 was determined before the actual drilling results are known and was based on a very high probability of success and using a present value discount applicable to an already producing well. PYR owns a 4.16667% working interest in this well, with its net revenue interest reduced by royalties and the current 50% Venus Net Profits Interest. We anticipate that the well will certainly be logged, and quite possibly completed, prior to the expiration of Samson’s tender offer. To the extent that actual data for the Nome-Harder No. 1 well differs from Samson’s estimates, Samson’s $1.21 per share offer for PYR’s stock will be revised.

No further Samson Board approvals are required in order to consummate the acquisition. We will fund the acquisition strictly from working capital and have been advised by counsel that there are no material regulatory approvals required for this transaction. Elimination of the principal obstacles to completion of this transaction are solely in the control of the PYR board of directors. Once PYR removes these impediments, we are confident that the transaction will be quickly consummated.

In light of the foregoing, Samson hereby formally withdraws the acquisition proposal to acquire the entire company submitted to you on January 29, 2007, as well as the alternative proposal, submitted to you on February 26, 2007 at your request (as clarified by a series of emails between Samson and C.K. Cooper between March 2 and 5, 2007), for the purchase by Samson of PYR’s Jefferson County, Texas properties.

Very truly yours,

SAMSON INVESTMENT COMPANY

/s/ C. PHILIP THOLEN
C. Philip Tholen Executive Vice President

Contemporaneously with the delivery of the foregoing letter, Samson issued a press release announcing its intention to commence the Offer.

Purchaser commenced the Offer on March 28, 2007.

11. Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of not less than two-thirds of the Shares on a fully diluted basis. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger with Purchaser. Pursuant to the Merger, the outstanding Shares not owned by Parent or any of its subsidiaries would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

Statutory Requirements; Approval of the Merger. Under Maryland Law, if the Business Combination Act/Control Share Acquisition Act Condition is satisfied, a merger of the Company would require (i) the board of directors of the Company to adopt a resolution declaring the Merger advisable and (ii) the approval of the holders of two-thirds of the outstanding Shares. If the nominees of Parent constitute a majority of the board of directors of the Company, as contemplated by the Board Condition, and Purchaser acquires, pursuant to the Offer or otherwise, at least two-thirds of the outstanding Shares, Parent and Purchaser would intend to cause the board of directors of the Company to declare the Merger advisable and to vote their shares to approve the Merger. In addition, under the MGCL, if Purchaser acquired, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser would be able to effect the Merger by action of the board of directors of the Company without a vote of the stockholders of the Company.

The exact timing and details of the Merger or any other merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Merger generally on the terms described above and is not presently aware of any information or events that would cause it not to do so, if Purchaser acquires less than 90% of the shares pursuant to the Offer, it is possible that, as a result of substantial delays in its ability to effect such a transaction or actions the Company may take in response to the Offer, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms.

Appraisal Rights. No appraisal rights are available in connection with the Offer. Appraisal rights will not be available if the Parent owns at least 90% of the outstanding Shares. Under Title 3, Subtitle 2 of the MGCL, appraisal rights are not available in connection with a short-form merger if, at the time the notice is given under Section 3-106(d) of the MGCL, the Shares of the Company are listed on a national securities exchange. A notice of Merger pursuant to the requirements of Section 3-106(d) of the MGCL is enclosed with this Offer to Purchase as Schedule II.

Appraisal rights will be available, if a short-form merger is not available, only if the Company’s Common Stock is not listed on the American Stock Exchange on the record date for determining stockholders entitled to vote on the Merger. In such case, stockholders who have not tendered their Shares in the Offer will have the right under the MGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying strictly with the procedures set forth in Section 3-203 of the MGCL may petition a court of equity in the county where the principal offices of the Parent are located to determine the “fair value” of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and will be entitled to receive a cash payment equal to the fair value as so determined by the court. Stockholders should recognize that the value so determined could be higher or lower than the Offer price or the Merger consideration. Any holder of Shares who demands appraisal under Section 3-203 of the MGCL but fails to comply with such section will be bound by the terms of the Merger.

Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

The foregoing discussion of certain provisions of the MGCL and the Exchange Act does not purport to be a complete description of the MGCL, the Exchange Act, the procedures to be followed by stockholders desiring to exercise appraisal rights under the MGCL or the other provisions thereof, and is qualified in its entirety by reference to the MGCL and the Exchange Act. The preservation and exercise of appraisal rights require strict adherence to each of the applicable provisions of the MGCL.

Plans for the Company. Following the Merger, the business and operations of the Company will be fully consolidated into Parent and its subsidiaries. As a result of such consolidation, Parent will eliminate all independent operations and overhead expenses of the Company (including the termination of all of the Company’s management and employees).

Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company’s corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12. Dividends and Distributions.

If the Company should, while the Offer is pending, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options and warrants outstanding prior to such date of the conversion of the Convertible Notes), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser’s rights under Section 14, Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

If, after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. Possible Effects of the Offer on the Market for Shares, American Stock Exchange Listing, Margin Regulations and Exchange Act Registration.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

American Stock Exchange Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the American Stock Exchange for continued listing and may be delisted from the American Stock Exchange. According to the American Stock Exchange’s published guidelines, the American Stock Exchange would consider delisting the Shares if, among other things, (i) the number of Shares publicly held (exclusive of holdings of officers, directors, controlling stockholders or other family or concentrated holdings) is less than 200,000, (ii) the total number of public stockholders is less than 300 or (iii) the aggregate market value of shares publicly held is less than $1,000,000 for more than ninety (90) consecutive days. According to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2006, filed on January 16, 2007 with the Commission, as of January 11, 2007 there were 37,993,259 Shares outstanding. According to the Company 2006 10-KSB, as of August 31, 2006, there were 489 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the American Stock Exchange for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. Shares may also be delisted from the American Stock Exchange upon request by the listed company. Parent will consider causing the delisting of the Shares from the American Stock Exchange in light of all the circumstances existing following consummation of the Offer, including the number of Shares remaining outstanding, the costs of compliance with the listing rules of the American Stock Exchange, and the likelihood that the Merger will be consummated.

If the American Stock Exchange were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported through the OTC Bulletin Board, the Pink Sheets or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of the Company and persons holding “restricted securities” of the Company might be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for American Stock Exchange reporting. Purchaser intends to consider causing the Company to terminate the registration of the Shares under the Exchange Act after consummation of the Offer if the requirements for termination of registration are met.

Margin Regulations. The Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

14. Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the Expiration Date of the Offer, the Minimum Condition, the Rights Condition, the Board Condition, the Business Combination Act/Control Share Acquisition Act Condition, the Convertible Notes Condition and the Impairment Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions shall exist:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) (i) challenging or seeking to, or which in the judgment of Purchaser is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of or terms of the Offer or the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or seeking to obtain damages in connection with the Offer or the Merger, (ii) seeking to, or which in the judgment of Purchaser is reasonably likely to, prohibit or limit the ownership or operation by the Company, Parent or any of their affiliates of all or any of the business or assets of the Company, Parent or any of their affiliates or to compel the Company, Parent or any of their affiliates to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their affiliates, (iii) seeking to, or which in the judgment of Purchaser is reasonably likely to, impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders, (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, (v) imposing, or which in the reasonable judgment of Purchaser is reasonably likely to impose, limitations on the ability of Purchaser or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, stockholder’s equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (vi) imposing, or which in the reasonable judgment of Purchaser is likely to impose, any material condition to the Offer which is unacceptable to Parent or Purchaser, (vii) which otherwise would, or which in the judgment of Purchaser is reasonably likely to, prevent or materially delay consummation of the Offer or the Merger or (viii) otherwise materially adversely affects the Company or Parent or any of its subsidiaries, including Purchaser, taken as a whole;

(b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (ix) of paragraph (a) above, or any required approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority or agency shall not have been obtained on terms satisfactory to Parent;

(c) any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, prospects, operations or results of operations of the Company or any of its affiliates that, in Purchaser’s judgment, is or may be materially adverse to the Company or any of its affiliates, or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to the value of the Company or any of its affiliates or result or may result in a material diminution of the value of the Shares or the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer and the Merger;

(d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of this Offer to Purchase, in either the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies or the Nasdaq 100 Index by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase or any material adverse change in the market price of the Shares, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions or (v) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or, in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

(e)(i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates) or has been publicly disclosed, or Purchaser otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the Commission on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the Commission has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, amended (the “HSR Act”) or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

(f) the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect, as of the date of this Offer to Purchase, of employee stock options, warrants, and convertible securities outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser’s judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company’s employees other than in the ordinary course of business and consistent with past practice or entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all of the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced, (xi) amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (xii) incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants, (xiii) issued, sold or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice or (xiv) agreed in writing or otherwise to take any of the forgoing actions or Parent or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the Commission;

(g) Purchaser becomes aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of a merger or other similar business combination involving the Company or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of a merger or other similar business combination involving the Company);

(h) Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or

Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated;

(i) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that is or in Purchaser’s judgment might be materially adverse to the Company or any of its affiliates or has or might have material adverse significance with respect to the value of the Company or any of its affiliates or results or may result in a material diminution of the value of the Shares or the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer and the Merger; or

(j) the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time prior to the expiration of the Offer, in their respective sole discretion. Notwithstanding the foregoing, Parent and Purchaser will not waive the Minimum Condition. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to any particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

General. Based upon its examination of publicly available information with respect to the Company, neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser’s current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval unless required by law (subject to Purchaser’s right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

Business Combination Act. Because the Company is incorporated under the laws of the State of Maryland, the Company is subject to Title 3, Subtitle 6 of the MGCL (the “Business Combination Act”). The Business Combination Act generally prohibits an “interested stockholder” from engaging in a “business combination” with a Maryland corporation for a period of five years from the time the stockholder became an interested stockholder.

Additionally, after the expiration of the five year period, such business combination is subject to certain supermajority voting provisions unless certain stringent fair price provisions are complied with.

Subject to certain exceptions, under the Business Combination Act an “interested stockholder” is a person, together with affiliates and associations, who beneficially owns 10% or more of the corporation’s outstanding voting shares; provided, however, a person will not be considered an interested stockholder if prior to becoming an interested stockholder, the board of directors of the corporation takes certain exemptive actions. In general terms, a “business combination” includes any merger, consolidation or share exchange with any interested stockholder. As described in Section 14, the Offer is conditioned upon, among other things, the Company’s board of directors irrevocably taking all action necessary to exempt the Offer and the Merger from the Business Combination Act.

Control Share Acquisition Act. The Company is also subject to Title 3, Subtitle 7 of the Maryland Control Share Acquisition Act (the “Control Share Acquisition Act”). The Control Share Acquisition Act provides that shares of Maryland corporations that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by the affirmative vote of the holders of two-thirds of all the outstanding shares, excluding all interested shares. Under the statute, the corporation is also permitted to redeem the control shares from the holder for “fair value” in the event the request stockholder approval is not obtained or is not sought. A control share acquisition is defined, with certain exceptions, as the acquisition of control shares. Control shares are defined, with certain exceptions, as shares of stock that would if aggregated with other shares of the corporation owned by such person which would cause the person to have voting power within the following ranges or to move upward from one range into another: (i) 10%, but less than 33 1/3%; (ii) 33 1/3%, but less than 50%; or (iii) 50% or more of such votes. Control shares also include all shares acquired by such person within 90 days of the shares acquired under a plan to make a control share acquisition. A corporation may exempt an acquisition from these provisions by adoption of a charter or bylaw provision to such effect at any time prior to the acquisition of the shares.

As described in Section 14, the Offer is conditioned upon, among other things, the Company’s board of directors irrevocably taking all action necessary to exempt the Offer and the Merger from the Control Share Acquisition Act. If such action is taken, Purchaser will retain the right to vote the shares acquired in the Offer without any further required approval.

State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Business Combination Act and the Control Share Acquisition Act) purport to apply to the Offer or the Merger, the Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated, on constitutional grounds, the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated

Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The Purchaser believes that the acquisition of Shares pursuant to the Offer is not subject to such requirements.

Other Laws and Legal Matters. In the event that one or more non-U.S. laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant non-U.S. governmental authority. Such government may also attempt to impose additional conditions on the Company’s operations conducted in such countries.

16. Fees and Expenses.

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

Purchaser and Parent have retained Innisfree M&A Incorporated, as the Information Agent, and Wells Fargo Bank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Innisfree M&A Incorporated will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

SAMSON ACQUISITION CORP.

Dated: March 28, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS OF PARENT AND PURCHASER

1. Directors and Executive Officers of Parent.

The following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each member of the Board of Directors and the Executive Officers of Parent. Unless otherwise indicated, the current business address of each such person is Two West Second Street, Tulsa, Oklahoma 74103, and the business telephone number of each such person is (918) 591-1791. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Address Thereof
Stacy Schusterman	Chief Executive Officer and Chairman of the Board of Parent
C. Philip Tholen	Executive Vice President and Director of Parent
Jack A. Canon	Senior Vice President-General Counsel and Secretary of Parent
Dennis R. Neill	Senior Vice President-Technology and Administrative Services of Parent
David Bradford	Senior Vice President-Business Development of Parent
Drew S. Phillips	Vice President-Tax Accounting of Parent
Ron Gober	Vice President-Production Marketing of Parent
Craig Loseke	Vice President-Financial Accounting and Operation Reporting of Parent
Darrell Mayfield	Vice President-Human Resources of Parent
Jeremy Rabinowitz	Treasurer of Parent; Business Development Coordinator (October 1997 - May 2002) of Nabors Industries, an onshore and offshore drilling, well-servicing, and workover contractor, located at 515 West Greens Road, Houston, Texas 77067
Sam D. Parker	Director of Parent
David Adams	Director of Parent

2. Parent Control Person.

Stacy Schusterman, as trustee of various family trusts, is the control person of Parent. The current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of Stacy Schusterman is set forth in part 1 of the Schedule above. Stacy Schusterman’s current business address is Two West Second Street, Tulsa, Oklahoma 74103 and her business telephone number is (918) 591-1791. Stacy Schusterman is a citizen of the United States of America.

3. Directors and Executive Officers of Purchaser.

The following table lists each director and executive officer of Purchaser. The current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each person is set forth in part 1 of the Schedule above. Unless otherwise indicated, the current business address of each person is Two West Second Street, Tulsa, Oklahoma 74103, and their business telephone number is (918)591-1791. Unless otherwise indicated, each such person is a citizen of the United States of America.

Name	Position with Purchaser
C. Philip Tholen	President and Director of Purchaser
Dudley Viles	Executive Vice President and Director of Purchaser; Executive Vice President of Samson Resources Company (March 2006 - present) and Vice President of Samson Resources Company (prior to March 2006)
Jack A. Canon	Senior Vice President and Director of Purchaser
Mike Daniels	Vice President of Purchaser
Annabel Jones	Secretary of Purchaser
Mark Lauer	Assistant Secretary of Purchaser

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SCHEDULE II

NOTICE OF MERGER

OF

PYR ENERGY CORPORATION

AND

SAMSON ACQUISITION CORP.

Notice is hereby given by Samson Acquisition Corp., a Maryland corporation (the “Purchaser”), of the proposed merger (the “Merger”) of the Purchaser and PYR Energy Corporation, a Maryland corporation (the “Company”). Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) not earlier than 30 days after the date of this Notice of Merger. This Notice of Merger is given pursuant to Section 3-106(d) of the Maryland General Corporation Law, as applicable to a Maryland corporation, to each shareholder of record of the Company as of March 26, 2007 and is conditioned upon the ownership by the Purchaser of common stock, par value $0.001 per share, of the Company together with, if still outstanding, the associated Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement, dated as of January 31, 2007, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, that are entitled to cast 90% or more of all of the votes entitled to be cast on the Merger, as of the time of acceptance for record of the Articles of Merger by the SDAT.

SAMSON ACQUISITION CORP.

C. Philip Tholen

President

II-1

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand Delivery:	By Overnight Courier:
Wells Fargo Bank, N.A. 608 Second Ave. South, MAC N9303-120 Minneapolis, MN 55479 Attn: M&A Processing	Wells Fargo Bank, N.A. 608 Second Ave. South, MAC N9303-120 Minneapolis, MN 55479 Attn: M&A Processing	Wells Fargo Bank, N.A. 608 Second Ave. South, MAC N9303-120 Minneapolis, MN 55479 Attn: M&A Processing

By Facsimile Transmission:

(For Eligible Institutions Only)

(612) 667-9825

To Confirm Facsimile Transmissions:

(866) 631-0175

(For Confirmation Only)

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers as set forth below. Requests for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser’s expense. Free copies of the tender offer materials may also be found at the Commission’s website at www.sec.gov or at Samson’s website at www.samson.com when available. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue

20th Floor

New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833

All Others Call Toll Free: (888) 750-5834 (from the U.S. and Canada)

or (412) 232-3651 (from outside the U.S. and Canada)